Exhibit 23.1
The Board of Directors
NRG Energy, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-114007) on Form S-8, (No. 333-135973) on Form S-8, (No. 333-151992) on Form S-8 and (No. 333-123677) on Form S-3 of NRG Energy, Inc. of our reports dated February 12, 2009, with respect to the consolidated balance sheets of NRG Energy, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations, consolidated statement of stockholders’ equity and comprehensive income / (loss), and consolidated statements of cash flows, for each of the years in the three-year period ended December 31, 2008, and related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of NRG Energy, Inc.
As discussed in Note 2 to the consolidated financial statements, in order to comply with the requirements of U.S. generally accepted accounting principles, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurements, effective January 1, 2008; FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of SFAS No. 109, effective January 1, 2007; Emerging Issues Task Force Issue No. 04-6, Accounting for Stripping Costs Incurred during Production in the Mining Industry, and SFAS No. 123(R), Share Based Payments, and related interpretations effective January 1, 2006; and SFAS No 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Pans — an amendment of SFAS No. 87, 88, 106 and 132(R), effective December 31, 2006.
/s/ KPMG LLP
Philadelphia, PA
February 12, 2009